Exhibit 11
                                CenturyTel, Inc.
                       COMPUTATIONS OF EARNINGS PER SHARE
                                   (UNAUDITED)
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                                                               Three months                  Six months
                                                              ended June 30,               ended June 30,
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                                                           2005           2004          2005           2004
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                                                                  (Dollars, except per share amounts,
                                                                        and shares in thousands)
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Income (Numerator):
Net income                                           $    85,118         83,284       164,734       166,563
Dividends applicable to preferred stock                      (99)           (99)         (199)         (199)
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Net income applicable to common stock                     85,019         83,185       164,535       166,364
Interest on convertible debentures,
 net of tax                                                1,207          1,207         2,414         2,414
Dividends applicable to preferred stock                       99             99           199           199
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Net income as adjusted for purposes of
 computing diluted earnings per share                $    86,325         84,491       167,148       168,977
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Shares (Denominator):
Weighted average number of shares:
     Outstanding during period                           130,546        138,066       131,365       140,345
     Nonvested restricted stock                             (247)             -          (124)            -
     Employee Stock Ownership Plan shares
      not committed to be released                             -              -             -           (20)
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Number of shares for computing basic
 earnings per share                                      130,299        138,066       131,241       140,325

Incremental common shares attributable to
 dilutive securities:
     Shares issuable under convertible securities          4,514          4,514         4,514         4,514
     Shares issuable upon settlement of
      accelerated share repurchase agreements                206              -           103             -
     Shares issuable under incentive
      compensation plans                                     326            388           399           358
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Number of shares as adjusted for purposes
 of computing diluted earnings per share                 135,345        142,968       136,257       145,197
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Basic earnings per share                             $       .65            .60          1.25          1.19
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Diluted earnings per share                           $       .64            .59          1.23          1.16
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